UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-170902
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-157570
UNDER
THE SECURITIES ACT OF 1933
________________
S&P GLOBAL INC.
(Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)		13-1026995 (I.R.S. Employer Identification Number)
55 Water Street New York, New York 10041
(Address of principal executive offices)

THE STANDARD & POOR’S 401(K) SAVINGS AND PROFIT SHARING PLAN
FOR REPRESENTED EMPLOYEES
(Full title of the Plan)
_______________

Steven J. Kemps
Executive Vice President and General Counsel
S&P Global Inc.
55 Water Street
New York, New York 10041
(212) 438-1616

(Name, address and telephone number of agent for service)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by S&P Global Inc., formerly The McGraw-Hill Companies, Inc. (the “Company”):

•
Registration Statement No. 333-170902, filed on December 1, 2010, pertaining to the registration of 550,000 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), and an indeterminate amount of plan interests under The Standard & Poor’s 401(k) Savings and Profit Sharing Plan for Represented Employees (the “Predecessor Plan”).

•
Registration Statement No. 333-157570, filed on February 27, 2009, pertaining to the registration of 150,000 shares of Common Stock and an indeterminate amount of plan interests under the Predecessor Plan.

Effective as of March 26, 2018, the Predecessor Plan was merged with and into The 401(k) Savings and Profit Sharing Plan of S&P Global Inc. and Its Subsidiaries (the “S&P Global 401(k) Plan”), with the S&P Global 401(k) Plan as the surviving plan (the “Merger”). Accordingly, this Post-Effective Amendment No. 1 is being filed to deregister all shares of Common Stock registered on the Registration Statements in respect of the Predecessor Plan that remained unissued and unsold as of the effective date of the Merger, along with the associated plan interests. The Registration Statements also registered shares of Common Stock and an indeterminate amount of plan interests under the S&P Global 401(k) Plan. This Post-Effective Amendment No. 1 does not deregister the shares of Common Stock and associated plan interests registered under the S&P Global 401(k) Plan.

SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing a Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 26, 2018.

S&P Global Inc.

By: /s/ Douglas L. Peterson Douglas L. Peterson
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed on June 26, 2018 by the following persons in the capacities indicated.

Signatures	Capacity
/s/ Douglas L. Peterson Douglas L. Peterson	President and Chief Executive Officer and Director
/s/ Ewout L. Steenbergen Ewout L. Steenbergen	Executive Vice President and Chief Financial Officer
/s/ Robert MacKay Robert MacKay	Senior Vice President, Corporate Controller and Principal Accounting Officer
/s/ Charles E. Haldeman, Jr. Charles E. Haldeman, Jr.	Non-Executive Chairman of the Board
/s/ Marco Alvera Marco Alvera	Director
/s/ William D. Green William D. Green	Director
/s/ Stephanie C. Hill Stephanie C. Hill	Director
/s/ Rebecca Jacoby Rebecca Jacoby	Director
/s/ Monique F. Leroux Monique F. Leroux	Director
/s/ Maria R. Morris Maria R. Morris	Director
/s/ Sir Michael Rake Sir Michael Rake	Director
/s/ Edward B. Rust, Jr. Edward B. Rust, Jr.	Director
/s/ Kurt L. Schmoke Kurt L. Schmoke	Director
/s/ Richard E. Thornburgh Richard E. Thornburgh	Director

THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the administrator of the Predecessor Plan has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 26, 2018.

The Standard & Poor’s 401(k) Savings and Profit Sharing Plan for Represented Employees (by The 401(k) Savings and Profit Sharing Plan of S&P Global Inc. and Its Subsidiaries, as successor in interest to the Predecessor Plan)

By: /s/ Peter Palma_____ Name: Peter Palma
Title: Vice President, Global Benefits,
Payroll & Executive Compensation